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GRACE NEWS

CONTACT: Chuck Suits or Mary Lou Kromer               561/362-2600 or
                                                      800/GRACE99


                 GRACE REPORTS STRONG FIRST QUARTER EPS GROWTH

         BOCA RATON, Fla., April 25, 1997 -- W. R. Grace & Co. (NYSE: GRA), a global packaging and specialty chemicals company, today reported first quarter 1997 basic earnings per share of 62 cents, a 41% increase compared to 44 cents from continuing operations in the 1996 first quarter.

         Pre-tax income for the 1997 quarter was $74 million, up 6.4 percent compared to a year ago. Excluding earnings from the divested Dearborn unit in the 1996 first quarter, pre-tax earnings increased 10 percent, largely attributable to strong earnings growth in the packaging and construction products businesses, offset somewhat by difficult market conditions in the fluid cracking catalyst business.

         Sales of $785 million for the 1997 quarter were up three percent compared to 1996, excluding sales from divested units. Sales growth excluding divested businesses was strong in North America and Latin America, but sales declined slightly in Europe and Asia Pacific, primarily due to the effect of currency exchange translation which reduced reported sales by 2.5 percent. Excluding the currency exchange factor and the 1996 Dearborn results, sales increased six percent and pre-tax income 15 percent.


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         Albert J. Costello, chairman, president and chief executive officer of Grace said, "Our consolidated EBIT margin improved by 1.5 percentage points, despite an unusually tough quarter for our fluid cracking catalyst business. Improved earnings were due to favorable product mix in our packaging and construction products units and continued cost reductions in all of our businesses."

         "We expect packaging sales to grow and refinery catalyst markets to improve through the year. As a result, we expect sales to increase 6 to 7 percent for the year. With the expected added sales volume, and our aggressive efforts to further improve efficiencies, we anticipate our EBIT margin to be at 14 percent for the year," said Costello.

         During the 1997 first quarter, Grace bought back more than six million shares and ended the quarter with approximately 73 million shares of common stock outstanding. The average number of shares outstanding for the quarter was 75 million, compared to 98 million for the prior-year quarter.

         Primary EPS was 60 cents compared to 44 cents the prior year quarter.

GRACE PACKAGING

         Grace Packaging, a global leader in flexible plastic packaging and container sealants, reported higher sales and earnings in the 1997 first quarter, compared to the prior-year quarter. Pre-tax income of $67 million increased 12 percent due to favorable product mix and continuing cost management. Sales of $489 million were up three percent. Excluding the effect of currency exchange,


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packaging sales increased nearly six percent and pre-tax income more than 15 percent.

         Sales of packaging for fresh red meat were up in every region, with North America and Latin America both experiencing double-digit growth. Increasing demand for cook-in and cook-chill packaging for processed and prepared foods continued in the Americas. Sales for display films increased in every region, particularly in Asia Pacific and Latin America.

         During the quarter, the company announced an expansion of its pre-cut produce packaging operations to meet the anticipated continuing high growth in that market segment.

GRACE DAVISON

         Grace Davison, a leading supplier of catalysts and silica products, posted $175 million in sales for the 1997 first quarter, six percent less than the prior-year quarter. Excluding currency exchange, sales were down less than three percent, affected by continued pricing pressures for fluid cracking catalysts (FCC) that began in the third quarter of 1996.

         Pre-tax income was $18 million, down 37% due to the sales shortfall, as well as increases in depreciation expense from recent expansion activities, unfavorable currency exchange impact, and unusually harsh winter weather at the company's Lake Charles, Louisiana plant.

         "We introduced new manufacturing processes and operational enhancements that led to FCC margin improvements late in the quarter, and we expect further improvements throughout the year," said Costello.


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         Grace Davison reported increased sales of its hydroprocessing catalysts, and, during the quarter, began constructing a plant to add manufacturing capacity for this growing catalyst market segment. Silicas volumes grew, especially within the coatings and graphic arts industries in North America.

GRACE CONSTRUCTION PRODUCTS

         Grace Construction Products, a leading global supplier of concrete additives, cement processing aids, and structural waterproofing and fireproofing products, reported sales of $103 million in the 1997 first quarter, a 22 percent increase over the prior-year quarter. Pre-tax income of $4 million represents the strongest first-quarter performance in the business unit's history and compares to a $4 million loss the prior year.

         The outstanding sales and earnings improvement was due to increased global sales of new value-added and specialty products, and strong construction activity in the Northeast United States and Southeast Asia. Approximately one-quarter of the sales were from new products, including anti-corrosion and anti-shrinking concrete admixtures, a broader family of structural waterproofing products and lower-cost fireproofing materials.

OTHER HIGHLIGHTS

         During the quarter, Grace completed the sale of its Grace Cocoa unit to Archer Daniels Midland for $470 million. The company also announced an agreement to sell its specialty polymers business to National Starch and Chemical Company for $147 million and expects to complete that divestiture in May.



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         Grace has recently acquired several companies to complement its packaging and construction products businesses, including Schurpack, Inc., a St. Joseph, Missouri packaging company; CSR Ltd., a concrete admixture manufacturing company in Australia; and the cement additives business of Imporextran Quimica S. A. in Spain.

         Grace is a leading global supplier of flexible packaging and specialty chemicals, with annual sales of approximately $3.3 billion. The company operates in more than 100 countries.


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                               W. R. Grace & Co.
                     Consolidated Statement of Operations
                          For Quarter Ended March 31
                         ($ Millions Except Per Share)


                                                        First Quarter
                                                 ----------------------------
                                                     1997           1996 (a)
                                                 ------------     -----------
Sales                                                $785.1          $861.6
Other income                                            4.7             3.8
                                                 ------------     -----------
     Total                                           $789.8          $865.4
                                                 ------------     -----------
Cost of goods sold and operating expenses            $480.0          $512.6
Selling, general and administrative expenses          146.6           193.9
Depreciation and amortization                          48.5            44.9
Interest expense and related financing costs           19.1            18.4
Research and development expenses                      21.9            26.3
                                                 ------------     -----------
     Total                                           $716.1          $796.1
                                                 ------------     -----------
Income before income taxes                           $ 73.7          $ 69.3

Prov. for income taxes                                 27.3            25.7
                                                 ------------     -----------
Income from continuing operations                    $ 46.4          $ 43.6
Income from discontinued operations                       -            20.0
                                                 ------------     -----------
    Net Income                                       $ 46.4          $ 63.6
                                                 ============     ===========
Primary Earnings Per Share:
     Continuing Operations                           $   .60         $   .44
     Net Income                                      $   .60         $   .64

Average number of shares (millions)                     77.7            99.7

Basic Earnings Per Share
     Continuing Operations                           $   .62         $   .44
     Net Income                                      $   .62         $   .65

Basic Average number of shares (millions)               75.3            97.9

(a)  Includes results from divested units.

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                               W. R. Grace & Co.
                               Operating Results
                            Quarter Ended March 31
                         ($ Millions Except Per Share)

                                                                               Percent
                                                        1997     1996 (b)      Change
                                                      -------    -------      --------
Sales :
   Packaging                                           $488.8       $474.6        3.0%
   Davison                                              174.6        185.6       (5.9)
   Construction Products                                103.0         84.3       22.2
   Other                                                 18.7        117.1      (84.0)
                                                      -------     --------
      Total Sales                                      $785.1       $861.6       (8.9)

Operating Income:
   Packaging                                           $ 67.2       $ 60.0       12.0
   Davison                                               17.7         28.1      (37.0)
   Construction Products                                  3.8         (3.6)        ND
   Other                                                  2.6          2.7       (3.7)
                                                      -------     --------
      Total Operating Income                           $ 91.3       $ 87.2        4.7

Other Expenses / (Income):
     Interest/Financing                                $ 19.1       $ 18.4(a)     3.8
     Other                                               (1.5)        (0.5)     200.0
                                                      -------     --------
     Total Other Expenses                              $ 17.6       $ 17.9       (1.7)

Pretax Operating Earnings before Special Items         $ 73.7       $ 69.3        6.3

Provision for Income Taxes                               27.3         25.7        6.2
                                                      -------     --------

Income from Continuing Operations                      $ 46.4       $ 43.6        6.4
Income from Discontinued  Operations                        -         20.0     (100.0)
                                                      -------     --------

Net Income                                             $ 46.4       $ 63.6      (27.0)%
                                                      =======     ========

Primary Earnings Per Share:
     Continuing Operations                             $ 0.60       $ 0.44       36.4%
     Net Income                                        $ 0.60       $ 0.64       (6.3)%

Average number of shares (millions)                      77.7         99.7

Basic Earnings Per Share:
     Continuing Operations                             $ 0.62       $ 0.44       40.9%
     Net Income                                        $ 0.62       $ 0.65       (4.6)%

Basic Average number of shares (millions)                75.3         97.9


(a) After an allocation of interest/financing expenses to discontinued operations.
(b)  Includes results from divested units.
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                               W. R. GRACE & CO.
                                GEOGRAPHIC DATA
                             (DOLLARS IN MILLIONS)



QUARTER ENDED MARCH 31
                                    SALES
                 -------------------------------------------
                            1996 INCL.    1996     1996 EXCL.
                   1997      DEARBORN   DEARBORN    DEARBORN
                 --------   ---------   --------   ----------

NORTH AMERICA     $  392     $  403       $  35       $  368
EUROPE               233        284          41          243
LATIN AMERICA         55         64          18           46
ASIA PACIFIC         105        111           4          107

                 --------   --------    --------   ----------
   TOTAL          $  785     $  862        $ 98        $ 764
                 ========   ========    ========   ==========


                             OPERATING INCOME
                 -------------------------------------------
                            1996 INCL.    1996     1996 EXCL.
                   1997      DEARBORN   DEARBORN    DEARBORN
                 --------   ---------   --------   ---------

NORTH AMERICA      $  42     $  38         0         $  38
EUROPE                26        27         1            26
LATIN AMERICA         10         7        (1)            8
ASIA PACIFIC          13        15        (0)           15

                 --------   -------     -------    --------
   TOTAL           $  91     $  87       ($0)         $ 87
                 ========   =======     =======    ========